Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-166306) of International Barrier Technology Inc. of our report dated September 29, 2014 relating to the consolidated financial statements of International Barrier Technology Inc. for the years ended June 30, 2014 and 2013, which appears in this Annual Report on Form 10-K.

/s/ BDO CANADA LLP

Vancouver, Canada

September 29, 2014